Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728
T 208-384-6161 F 208-331-5757

News Release

Media Contact	Investor Relations Contact
John Sahlberg	Wayne Rancourt
208-384-6451	208-384-6073

For Immediate Release: March 31, 2016

Boise Cascade Company Completes Engineered Lumber Acquisition from Georgia-Pacific LLC

BOISE, Idaho – Boise Cascade Company (Boise Cascade) (NYSE: BCC) announced today that it has completed the acquisition of Georgia-Pacific LLC’s engineered lumber production facilities located at Thorsby, Alabama and Roxboro, North Carolina for $215 million including closing date estimated working capital of $25 million which is subject to final adjustment. The Company used $90 million of its cash and $130 million in new borrowing to pay for the transaction and closing-related expenses.
“We are pleased to welcome the 270 employees at Thorsby and Roxboro, along with the commercial sales team supporting those facilities, to the Boise Cascade family,” commented Tom Corrick, CEO of Boise Cascade. “The acquired engineered lumber capacity fits well into our current production facilities and will help us optimize production across our entire system and expedite delivery to our customers across the southeastern United States. With this acquisition, we will have engineered lumber facilities strategically placed throughout our North American markets and be able to provide product to our customers as the housing market continues to recover.” Boise Cascade currently has engineered lumber

(also called engineered wood products) facilities in White City, Oregon; Alexandria, Louisiana; and St. Jacques, New Brunswick, Canada.
The Thorsby facility produces laminated veneer lumber (LVL) while the Roxboro facility currently produces I-joists. Roxboro’s LVL production assets are currently idled. Boise Cascade expects to invest capital and hire additional employees to increase production at these mills in 2016 and beyond to obtain significant logistics benefits as well as to meet expected growth in new residential construction. The Company believes the addition of Thorsby and Roxboro will increase LVL billet capacity by 9 million cubic feet and I-joist capacity by 80 million lineal feet and expects the acquisition to add approximately $40 million to the company’s mid-cycle EBITDA.
About Boise Cascade
Boise Cascade is one of the largest producers of plywood and engineered wood products in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Forward-Looking Statements

This news release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release.